Exhibit 10.72

TRANSACTION AGREEMENT
THIS TRANSACTION AGREEMENT (this “Agreement”) is made this 15th day of April, 2020 by and among: (i) the NATIONAL HOCKEY LEAGUE, a joint venture organized as an unincorporated association (the “NHL”), (ii) NEW YORK RANGERS, LLC, a Delaware limited liability company (“Rangers LLC”), RANGERS HOLDINGS, LLC, a Delaware limited liability company (“RH LLC”), MSG NYR HOLDINGS, LLC, a Delaware limited liability company (“MSG NYR Holdings”), MSG SPORTS, LLC, a Delaware limited liability company (“MSG Sports”), and THE MADISON SQUARE GARDEN COMPANY, a Delaware corporation (to be renamed Madison Square Garden Sports Corp.) (“TMSGC”) (the entities listed in this clause (ii) are referred to collectively as the “Club Parties”); (iii) MSG ARENA, LLC, a Delaware limited liability company (“Arenaco”), and MSG ARENA HOLDINGS, LLC, a Delaware limited liability company (“Arena Holdco” and together with Arenaco, the “Arena Companies”), and (iv) MSG NATIONAL PROPERTIES, LLC, a Delaware limited liability company (“National Properties”), MSG ENTERTAINMENT GROUP, LLC, a Delaware limited liability company (formerly MSG Sports & Entertainment, LLC) (“MSGE Group”), and MSG ENTERTAINMENT SPINCO, INC., a Delaware corporation (to be renamed Madison Square Garden Entertainment Corp.) (“Spinco”) (the entities listed in this clause (iv) together with the Arena Companies, the “Spinco Parties”, and the Spinco Parties together with the Club Parties, the “Transaction Parties”).
Background
(a)The NHL and certain of the Transaction Parties are parties to (i) the Transaction Approval Agreement (the “2015 Transaction Approval Agreement”), dated as of September 28, 2015, by and among the NHL, certain of the Transaction Parties and certain other entities, and (ii) the Transfer Consent Agreement (the “2015 Transfer Consent Agreement” and together with the 2015 Transaction Approval Agreement, the “2015 Agreements”), dated as of September 28, 2015, by and among the NHL, certain of the Transaction Parties and certain other entities.
(b)    TMSGC plans to separate (the “Spin-Off”) its entertainment business (which include the Madison Square Garden Arena (the “Arena”)) from its sports business (which includes the membership in the NHL of the New York Rangers hockey club (the “Rangers”)).
(c)    After giving effect to the Spin-Off, TMSGC will remain a publicly-traded company listed on the New York Stock Exchange (the “NYSE”).
(d)    As steps in effecting the Spin-Off, on or prior to the date of the Spin-Off (the “Spin-Off Date”), (i) MSG Sports will distribute its 100% ownership interest in RH LLC to its direct wholly-owned subsidiary MSG NYR Holdings, (ii) MSGE Group proposes to distribute its 100% ownership interest in MSG Sports to its direct parent TMSGC (the transactions described in clauses (i) and (ii) collectively, the “Distribution”), and (iii) MSGE Group will become a subsidiary of Spinco (together with the Distribution and the Spin-Off, the “Proposed Transactions”).
(e)    After giving effect to the Proposed Transactions: (i) all of the membership interests of Arenaco will be directly owned by Arena Holdco, (ii) all of the membership interests of Arena Holdco will be directly owned by National Properties, (iii) all of the membership interests of National Properties will be directly owned by MSGE Group, (iv) all of the membership interests of MSGE Group will be directly owned by Spinco, (v) Spinco will be a publicly-traded company listed on the NYSE and (vi) the direct and indirect ownership of the Club Parties will be set forth on Schedule 1.
(f)    After giving effect to the Proposed Transactions: (i) the ultimate ownership of the Rangers, the Club Parties and the Arena immediately following the Spin-Off by the stockholders of TMSGC (with respect to the Rangers and the Club Parties) and Spinco (with respect to the Arena), respectively, shall be the same as it was immediately prior to the Spin-Off (including the Dolan family’s ability to elect a majority of the board of directors), and (ii) the Spinco Parties will no longer own any direct or indirect interest in the Rangers or any Club Party.
(g)    The NHL has approved the Distribution upon the condition that each of the Transaction Parties executes, delivers and performs this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, and subject to the following terms and conditions, it is agreed as follows:
1.Representations and Warranties. The Transaction Parties jointly and severally represent and warrant as of the date hereof and as of the Spin-Off Date to the NHL as follows:
(a)    If it is a corporation or limited liability company, it is duly organized, validly existing and in good standing under the laws of the state of its existence, and has the power and authority to own, operate and lease its properties and to carry on its business.
(b)    Each Transaction Party has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.
(c)    The execution, delivery and performance of this Agreement constitutes a valid and binding obligation of each Transaction Party enforceable against it in accordance with its terms.
(d)    Except as set forth in Schedule 1 hereto, the ownership interests in each Transaction Party described in paragraph (e) of the “Background” Section hereof are validly issued and fully paid and, except for restrictions on transfers of common stock under the Transaction Documents or with respect to publicly traded shares of TMSGC or Spinco held by persons other than Dolan family members, trusts or affiliates, are held free and clear of any liens, security interests, pledges, charges, encumbrances or claims of liability. Except as otherwise permitted hereunder, (i) each Club Party presently has no intention of selling directly any part of its interest in the Rangers, or any of the assets of the Rangers, or any other Hockey-Related Asset (as defined below) and (ii) except for the securities described on Schedule 1 hereto, there are no options, warrants, put or call rights or any other rights of acquisition or conversion that would entitle any person or entity to acquire any direct or indirect interest, whether equity or otherwise, in any Club Party. Except as otherwise permitted hereunder, (i) each Spinco Party presently has no intention of selling directly any part of its interest in the Arena and (ii) except for the securities described on Schedule 1 hereto, there are no options, warrants, put or call rights or any other rights of acquisition or conversion that would entitle any person or entity to acquire any direct or indirect interest, whether equity or otherwise, in any Spinco Party. The ownership structure of each Transaction Party conforms to the provisions of paragraphs (e) and (f) of the “Background” Section hereof.
(e)     After giving effect to the Proposed Transactions, James Dolan remains the Governor of the Rangers and the Executive Chairman of TMSGC, and continues to be responsible for and has the authority to manage the business and affairs of the Rangers and each Club Party, subject to certain prior approvals of the board of directors and stockholders of TMSGC as required by law.
(f)    There is no action, suit, or proceeding pending against the Rangers or any Transaction Party which involves the likelihood of any adverse judgment or liability not fully covered by insurance or with respect to which adequate reserves have not been established in accordance with generally accepted accounting principles in effect from time to time in the United States (“GAAP”) and which may result in a material adverse change in the business, properties or assets or in the condition, financial or otherwise, of any Transaction Party or which may prevent or impede the consummation of the transactions contemplated by this Agreement. There is no order, writ, injunction or decree that has been issued by, or, to the knowledge of the Transaction Parties, requested by, any court or governmental agency which does or may result in any material adverse change in the business, properties or assets or in the condition financial or otherwise, of any Transaction Party or which may prevent or impede the consummation of the transactions contemplated by this Agreement.
(g)    To the best of the knowledge and belief of the Transaction Parties, each Transaction Party has complied in all material respects with all material laws, regulations and orders, federal or otherwise.
(h)    All material consents, waivers, approvals, orders and authorizations of any persons or entities or governmental or regulatory authorities (or registrations, declarations, filings or recordings with any such authorities) that are required in connection with the Proposed Transactions have been obtained (or made) and are in full force and effect.
(i)    Each Transaction Party has performed in all material respects all obligations required to be performed by such Transaction Party to date with respect to the Proposed Transactions and, except as disclosed in any schedules hereto, no Transaction Party is in default under any material contract, agreement, lease, or other instrument relating to the same to which such Transaction Party is a party or by which such Transaction Party is bound.
(j)    The execution and delivery of this Agreement, and compliance with the terms hereof and thereof by each Transaction Party, will not conflict with, or result in the breach of, any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any Transaction Party’s properties or assets pursuant to any indenture, mortgage, lease, agreement or other instrument to which any Transaction Party is a party or by which any Transaction Party is bound.
(k)    To the best of the Transaction Parties’ knowledge, no Transaction Party has any Claims against any of the Affiliated NHL Parties.
(l)    Each of the Transaction Parties has the power and authority to execute and deliver each Transaction Document to which it (or he or she, as the case may be) is a party and to perform its (or his or her, as the case may be) obligations thereunder.
(m)    The Transaction Parties have furnished to the NHL true, complete and correct copies of all documents relating to the Proposed Transactions, a complete list of which is provided on Schedule 2 (the “Transaction Documents”). The Transaction Documents have been (or will be as of the Spin-Off Date) executed in the form delivered to the NHL and there are no other material arrangements, agreements, or understandings, whether written or oral, among the parties to the Transaction Documents which relate to the Proposed Transactions. True and correct copies of all documents described or referred to herein or in any Schedule attached hereto have heretofore been delivered or made available to the NHL or will be made available upon request. All other information furnished by each Transaction Party to the NHL in connection with the request for approval of the Distribution is true and correct in all material respects and has not omitted any material statement which would make such information not misleading.
2.    Post Transaction Capital Structure. The Transaction Parties represent, warrant and covenant that: (a) none of the Transaction Parties has pledged or granted a security interest in the Franchise, their direct or indirect interests therein or any other Hockey-Related Assets to secure any debt obligation, nor shall any Club Party grant such a pledge or security interest without the NHL’s prior written consent (to the extent required by the NHL Constitution and Agreements (as defined below)); provided, however, that Rangers LLC may pledge its assets in accordance with, and subject to, the terms and conditions of that certain letter agreement, dated January 25, 2017, by and among the NHL, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Rangers LLC and the other parties thereto relating to certain obligations secured, among other things, by certain assets of Rangers LLC (as amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time, the “Lender Letter Agreement”) and (b) neither Spinco nor any of its subsidiaries shall at any time following the date hereof own or have any rights whatsoever with respect to any Hockey-Related Assets (as all of such assets are, and at all times following the date hereof shall be, owned solely and directly by Rangers LLC, without restriction by, or reservation of rights in favor of, Spinco or any of its subsidiaries), any direct or indirect ownership or other interest in, or any indebtedness of, Rangers LLC or the Franchise, in each case, without the prior written consent of the NHL.
3.    Release and Limitation of Liability.
(a)    As partial consideration for the NHL’s approval of the Distribution, each of the Transaction Parties on its own behalf and on behalf of its successors and assigns, but not on behalf of any other affiliate or subsidiary or in its capacity as a partner, shareholder or agent of any such affiliate or subsidiary, hereby forever release and discharge the NHL, all of the other NHL Entities, all of the Member Clubs (except the Rangers, but including future Member Clubs), each of their respective predecessors, affiliates, successors and assigns, and any of their respective past, present and future direct and indirect owners, partners, shareholders, members, managers, directors, officers, agents, governors, trustees and employees in their respective capacities as such (collectively, “Affiliated NHL Parties”) from any and all claims, demands, causes of action and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common-law, statutory, decisional, Canadian, United States, state, provincial, local or otherwise) (collectively, “Claims”) that any Transaction Party ever had, now has or hereafter can, shall or may have by reason of or concerning any act, omission, transaction, occurrence, rule, regulation, resolution, policy, procedure, or directive taken, occurring, or existing at any time up to and including the date of the execution of this Agreement, relating to, or arising from, any hockey operations or any NHL activity, including without limitation, the performance, presentation or exploitation of any hockey game or hockey exhibition, or in respect of the Proposed Transactions; provided that nothing in this paragraph shall be construed or interpreted as a release and discharge by any of the Transaction Parties of (x) any Claims expressly reserved in the Settlement Documents as defined in the Settlement Agreement dated March 23, 2009 (the “Settlement Agreement”) pursuant to paragraphs 13 and 16 of the Supplemental Agreement dated as of March 23, 2009, except that the Transaction Parties acknowledge that the actions, policies or practices described in paragraphs 13 and 16 of such Supplemental Agreement have not changed materially between the Effective Date of the Settlement Documents and the date of the execution of this Agreement; (y) any obligation of the NHL or any Affiliated NHL Party under any of the Settlement Documents, or (z) any amounts due to any of the Transaction Parties from any Affiliated NHL Parties in the ordinary course, or any amounts due or claims under agreements executed prior to the date hereof (including, but not limited to, in respect of player transactions). With respect to the preceding sentence of this paragraph, the parties agree that no inferences shall be drawn against the Affiliated NHL Parties from the absence of a provision that the release applies to such actions, policies or practices continuing materially unchanged after the date of the execution of this Agreement and, as such, either party shall be free to raise any and all arguments whatsoever about the scope and/or applicability of the Court’s October 10, 2008 Opinion in Madison Square Garden, L.P. v. National Hockey League, et al., No. 07 CIV. 8455 (LAP) relating to the extent to which the Claims covered by the preceding sentence of this paragraph are released as related to actions, policies and practices that continue materially unchanged after the date of the execution of this Agreement, provided, for clarity, that all Claims covered by the preceding sentence of this paragraph that exist as of the date of the execution of this Agreement are released. To the extent any Affiliated NHL Party asserts a claim against any Transaction Party, then the release contained in this paragraph shall not prohibit such Transaction Party from asserting a defense or counterclaim to that claim. Except as expressly described herein, nothing in this paragraph shall be construed to be in derogation or as a limitation of any rights that the Transaction Parties or any Affiliated NHL Party has pursuant to the Settlement Documents.
(b)    Except as permitted pursuant to the Settlement Documents and without limiting Rangers LLC’s rights thereunder, the Transaction Parties hereby agree, based upon facts known to, or facts that reasonably should have been known to, the Transaction Parties on the date hereof, not to initiate a judicial or other proceeding against the NHL challenging any provision of the NHL Constitution and Agreements as in effect and interpreted on the date hereof as they may apply to acts or omissions up to and including the date hereof.
(c)    Without limiting any other rights any Affiliated NHL Party may have, and without limiting any party’s affirmative obligation to pay the amounts referenced in this Agreement and/or the Lender Letter Agreement:
(i)    the Transaction Parties hereby jointly and severally agree to indemnify and hold harmless the Affiliated NHL Parties from and against any and all losses, obligations, claims, liabilities, fines, penalties, damages, costs and expenses (including without limitation, reasonable costs of investigation and settlement and attorneys’ fees, including in actions with Affiliated NHL Parties) incurred or required to be paid by an Affiliated NHL Party (collectively, “Losses”), arising out of, attributable to, in connection with or in any way relating to the Proposed Transactions and any other transactions or other acts or occurrences relating to or contemplated by the Proposed Transactions or the Transaction Documents and/or the NHL’s and Member Clubs’, where applicable, consideration of and approval of the Distribution;

(ii)    the Club Parties hereby jointly and severally agree to indemnify and hold harmless the Affiliated NHL Parties from and against any and all Losses arising out of, attributable to, in connection with or in any way relating to: (A) any breach of any warranty, covenant, obligation or agreement or any misrepresentation in this Agreement or the Lender Letter Agreement by any Club Party or any breach of any warranty, covenant, obligation or agreement or any misrepresentation in the letter agreement dated as of the date hereof in favor of the NHL by Charles Dolan, Helen Dolan and James Dolan (the “Letter Agreement”), or (B) any act, omission, liability or obligation (including, without limitation, all obligations set forth in this Agreement and/or the Lender Letter Agreement) of any Club Party, any of their respective subsidiaries or other past, present or future affiliates or any of their respective past, present or future shareholders, partners, principals, members, managers, investors, directors, officers, employees, representatives or agents; and
(iii)    the Spinco Parties hereby jointly and severally agree to indemnify and hold harmless the Affiliated NHL Parties from and against any and all Losses arising out of, attributable to, in connection with or in any way relating to: (A) any breach of any warranty, covenant, obligation or agreement or any misrepresentation in this Agreement by any Spinco Party, or (B) any act, omission, liability or obligation (including, without limitation, all obligations set forth in this Agreement) of any Spinco Party, any of their respective subsidiaries or other past, present or future affiliates or any of their respective past, present or future shareholders, partners, principals, members, managers, investors, directors, officers, employees, representatives or agents.
No Affiliated NHL Party other than the NHL or other NHL Entities shall be entitled to indemnification under clause (ii)(B) or (iii)(B) above unless the Commissioner determines that such indemnification is appropriate in the Commissioner’s sole discretion. Any Affiliated NHL Party claiming a right of indemnity hereunder shall give the indemnifying party prompt notice of the claim, action, suit, proceeding or circumstance giving rise to the potential Losses and shall afford the indemnifying party the opportunity to participate in the defense of such claim, action, suit or proceeding; provided, however, that the failure of any Affiliated NHL Party to give such prompt notice shall not affect its right to receive indemnification under this Agreement except to the extent that indemnifying party is materially and adversely affected by the failure. No claim against either an individual Member Club or which is based primarily on an act or omission of the Rangers for which indemnification is sought under this paragraph will be settled without the consent of the indemnifying parties, such consent not to be unreasonably withheld.
(d)    Nothing contained in this Agreement shall be, or be construed or deemed to be, a subordination by the NHL of the NHL’s rights: (i) to receive payments on account of indebtedness or liabilities now or hereafter owing to it by any Club Party, the Rangers or any other entity or (ii) to defer or off-set any distribution to any Club Party, or the Rangers. Nothing in this Agreement shall be construed in any respect as a guaranty or indemnity by the NHL, or any of its Member Clubs, of any debts, liabilities or obligations whatsoever of the Rangers, any Transaction Party or any other party.
4.    Confirmation of Agreements. The Transaction Parties and the NHL confirm that the Consent Agreement dated as of June 17, 1997 (the “1997 Agreement”), the Consent Agreement dated as of March 29, 2001 (the “2001 Agreement”), the Consent Agreement dated as of December 5, 2002 (the “2002 Agreement”), the Transfer Consent Agreement and Transaction Approval Agreement, each dated February 9, 2010 (the “2010 Agreements”), the 2015 Agreements and any other consent agreement at any time executed by any of the Transaction Parties with the NHL (collectively, including the 1997 Agreement, the 2001 Agreement, the 2002 Agreement, the 2010 Agreements and the 2015 Agreements, the “Prior Consent Agreements”), have not been amended or modified by this Agreement and remain in full force and effect, except that Section 2 hereof shall supersede Section 5(b) of the 2015 Transaction Approval Agreement. The parties hereto acknowledge and agree that the NHL shall not seek to enforce against MSGE Group, Arenaco or Arena Holdco their respective obligations set forth in Sections 4(b), 5(c), 7(d), 7(f), 7(g), 7(h), 9(b) and 12 of the 2015 Transaction Approval Agreement or set forth in Sections 1(c) and 1(d) of the 2015 Transfer Consent Agreement, in each case with respect to matters occurring following the date of this Agreement. Nothing in this Agreement shall be construed to amend or modify any of the agreements in favor of the NHL given by Charles Dolan, James Dolan or trusts for the benefit of members of their families, including the Letter Agreement, the letter agreement dated September 30, 2015 in favor of the NHL by Charles Dolan, James Dolan, trusts for the benefit of members of their families and certain other parties, the agreement of Charles Dolan dated June 17, 1997 and the agreement of such trusts dated March 10, 1995, all of which remain in full force and effect. MSG NYR Holdings agrees to be bound by and comply with each provision of the Prior Consent Agreements applicable to RH LLC.
5.    Additional Provisions.
(a)    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including but not limited to, any corporation or other business entity into which any party shall be merged, consolidated or amalgamated or to which substantially all of the assets of a party shall be transferred in each case in accordance with the NHL Constitution and Agreements. No Transaction Party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the NHL. Notwithstanding anything in any Transaction Document to the contrary, except as provided in paragraph 11 of the Settlement Agreement, any dispute between or among the parties hereunder relating to the subject matter hereof shall be deemed to be a dispute which shall be resolved in accordance with Section

6.3 of the NHL Constitution and the Commissioner shall have full and exclusive jurisdiction and authority to arbitrate and resolve such dispute unless the NHL shall have waived the application of Section 6.3 of the NHL Constitution to any future agreement or relationship in a writing that refers to that provision.
(b)    Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or sent by facsimile (with a copy by any other means permitted for the giving of notices under this section), one (1) day after being sent by a reputable overnight courier, or three (3) days after being mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:
If to the NHL (prior to

July 1, 2020):	National Hockey League
1185 Avenue of the Americas
New York, New York 10036
Attention: General Counsel

and to:	National Hockey League
One Manhattan West
395 9th Avenue
New York, New York 10001
Attention: General Counsel

with a copy to:	Proskauer Rose LLP Eleven Times Square New York, New York 10036 Attention: Wayne D. Katz, Esq.
If to the NHL (on or after

July 1, 2020):	National Hockey League
One Manhattan West
395 9th Avenue
New York, New York 10001
Attention: General Counsel

with a copy to:	Proskauer Rose LLP Eleven Times Square New York, New York 10036 Attention: Wayne D. Katz, Esq.

If to any Transaction Party:	Two Penn Plaza New York, New York 10121 Attention: General Counsel
or to such other persons or to such other addresses as the parties hereto shall designate from time to time by like notice. The NHL’s addresses provided in this Section 5(b) shall supersede and replace all notice addresses provided by the NHL in any contract, agreement or other instrument executed by any Transaction Party (or any of their affiliates) with the NHL.
(c)    Except as provided in the Settlement Documents, this Agreement and the exhibits and schedules annexed hereto and made a part hereof contain the entire agreement among the parties hereto with respect to the Proposed Transactions. This Agreement shall not be modified, supplemented, or terminated orally, and shall be governed by the laws of the State of New York applicable to agreements made and to be performed entirely in New York. It is acknowledged and agreed that the NHL will suffer immediate and irreparable harm in the event of a breach of this Agreement by any other party hereto of any of its obligations hereunder and will not have an adequate remedy at law, and therefore, the NHL shall in addition to any other remedy available to it at law or in equity, except as otherwise provided herein, be entitled to temporary, preliminary and permanent injunctive relief and a decree for specific performance in the event of a breach or threatened or attempted breach, without the necessity of showing any actual damage or irreparable harm or the posting of any bond or furnishing of any other security. The Transaction Parties also acknowledge and agree that to the extent permitted by the NHL Constitution and Agreements (including this Agreement), certain actions of only one or more of the Transaction Parties or their respective affiliates or subsidiaries may result in the exercise of rights and remedies against Rangers LLC or the Franchise, including, but not limited to, the involuntary termination of the Franchise. This Agreement shall be interpreted neutrally and without regard to the party that drafted it and, in particular, no rule of construction shall be applied as against any party hereto that would result in the resolution of an ambiguity contained herein against the drafting party solely by reason of such party being the drafting party.
(d)    This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
(e)    No failure on the part of any party to exercise, and no delay of exercising, any right, power or remedy under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver by any party of another party’s compliance with the provisions of this Agreement shall be effective unless set forth in a writing signed by the party granting such waiver, and no waiver of any provision on any one occasion shall constitute a waiver of such provision or any other provision on any subsequent occasion.

(f)    All of the parties to this Agreement acknowledge, covenant and agree that the NHL has reviewed the Transaction Documents that have been supplied to it for certain limited purposes only and that the NHL is not charged with knowledge of, or deemed to have any independent obligations under, any of the Transaction Documents. For greater certainty and clarity, notwithstanding anything contained in any Transaction Document, whether to the contrary or otherwise, in the event of any conflict or ambiguity between any term or provision contained in this Agreement on one hand, and any Transaction Document on the other hand, the terms of this Agreement shall control.
(g)    The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part thereof.
(h)    All capitalized terms used in this Agreement but not otherwise defined shall have the meanings assigned to such terms in the 2015 Transaction Approval Agreement; provided that as used in this Agreement, the term “Hockey-Related Assets” shall exclude the Arena and shall include the rights of the Club Parties under the Arena License Agreement entered into by Arenaco and Rangers LLC in connection with the Spin-Off, pursuant to which the Rangers will play their home games at the Arena. As used in this Agreement, the term “NHL Constitution and Agreements” shall mean (i) the NHL Constitution, (ii) the NHL By-laws, (iii) the governing documents of each of the NHL, NHL Enterprises, L.P., NHL Enterprises Canada, L.P., NHL Enterprises, Inc., National Hockey League Enterprises Canada, Inc., NHL Enterprises B.V., Intra-Continental Ensurers, Limited, NHL Interactive CyberEnterprises, LLC, NHL Network US, L.P., NHL Network US, Inc., NHL WCH 16, LP, NHL WCH 16, Inc., NHL WCH 16 Canada Holdco, Inc., NHL WCH 16 US, LP, NHL WCH 16 US GP, LLC, NHL WCH 16 US Holdco, LLC, NHL China Holdings, LLC, any entity that may be formed by the NHL member clubs (the “Member Clubs”) generally after the date of this Agreement, and each of their respective subsidiaries and other present or future affiliates (all of the foregoing entities, including the NHL but excluding the Member Clubs, the “NHL Entities”), (iv) all other existing or future rules, regulations, interpretations, memoranda, procedures, directives, policies, guidelines, positions, and resolutions of, including, without limitation, positions taken with, and covenants, representations and warranties made to, any court or governmental or quasi-governmental agency by, each of the NHL Entities, the NHL Board of Governors and the NHL Commissioner (the “Commissioner”), (v) this Agreement, the Letter Agreement and, subject to Section 4, each Prior Consent Agreement (as defined in Section 4), (vi) the Lender Letter Agreement, (vii) the current and future Collective Bargaining Agreements between the NHL and the National Hockey League Players’ Association and between the NHL and the National Hockey League Officials’ Association and all other agreements, consent agreements, decrees, cooperation agreements and settlement agreements presently or hereafter in effect or entered into between or among any NHL Entity or Entities, on the one hand, and the Member Clubs generally, on the other hand, or any NHL Entity or Entities and/or the Member Clubs generally, on the one hand, and other persons, on the other hand, in furtherance of the NHL’s (or any other NHL Entity’s) business or interests or as otherwise authorized, directly or indirectly, by the NHL Board of Governors, the Commissioner, the applicable NHL Entity, the NHL Constitution or the NHL By-laws, and (viii) the Commissioner's interpretation of, opinions concerning, and the custom and practice under, any of the foregoing, all as may be amended from time to time.
(i)    This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except for the NHL Entities and as provided in Section 3).
(j)    If any provision of this Agreement shall be deemed invalid or unenforceable by a court having jurisdiction, the balance of this Agreement shall remain in effect and shall be enforced to the maximum extent permitted by law.
(k)    As used in this Agreement, the term “affiliate” means, with respect to a specified person or entity: (i) any other person or entity directly or indirectly controlled by, controlling, or under common control with the specified person or entity, and (ii) any family member of the specified person or trust for the benefit of one or more family members of the specified person.
(l)    Subject to the third sentence of Section 5(a), the courts of New York State located in New York County and the United States District Court for the Southern District of New York located in New York County shall have exclusive jurisdiction over the parties (and the subject matter) with respect to any dispute or controversy arising under or in connection with this Agreement, and by execution of this Agreement, each Transaction Party submits to and accepts the exclusive jurisdiction of those courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement or any matter affecting any Transaction Party or the Rangers, in general. A summons or complaint in any such action or proceeding may be served in accordance with Section 5(b). Each Transaction Party irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction.
(m)    The Transaction Parties covenant and agree, in accordance with the third paragraph of Article 3.5 of the NHL Constitution, that all legal fees and costs incurred by the NHL with respect to the transactions contemplated by this Agreement shall be charged to the Franchise and shall be the obligation thereof.
(n)    Whenever the context may require, any pronoun shall include the corresponding masculine and feminine forms.
[Signature pages follow.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

NATIONAL HOCKEY LEAGUE

By:	/s/ Thomas A. Ferree Name: Thomas A. Ferree Title: Senior Vice President and Deputy General Counsel

[Signature Page to NHL Transaction Agreement]

NEW YORK RANGERS, LLC

By:	/s/ James L. Dolan Name: James L. Dolan Title: Executive Chairman and Chief Executive Officer
RANGERS HOLDINGS, LLC

By:	/s/ James L. Dolan Name: James L. Dolan Title: Executive Chairman and Chief Executive Officer
MSG NYR HOLDINGS, LLC

By:	/s/ James L. Dolan Name: James L. Dolan Title: Executive Chairman and Chief Executive Officer
MSG SPORTS, LLC

By:	/s/ James L. Dolan Name: James L. Dolan Title: Executive Chairman and Chief Executive Officer
THE MADISON SQUARE GARDEN COMPANY
(to be renamed Madison Square Garden Sports Corp.)

By:	/s/ James L. Dolan Name: James L. Dolan Title: Executive Chairman and Chief Executive Officer

[Signature Page to NHL Transaction Agreement]

MSG ARENA, LLC

By:	/s/ Andrew Lustgarten Name: Andrew Lustgarten Title: President
MSG ARENA HOLDINGS, LLC

By:	/s/ Andrew Lustgarten Name: Andrew Lustgarten Title: President
MSG ENTERTAINMENT GROUP, LLC
(formerly MSG Sports & Entertainment, LLC)

By:	/s/ Andrew Lustgarten Name: Andrew Lustgarten Title: President
MSG ENTERTAINMENT SPINCO, INC.
(to be renamed Madison Square Garden Entertainment Corp.)

By:	/s/ Andrew Lustgarten Name: Andrew Lustgarten Title: President

[Signature Page to NHL Transaction Agreement]

MSG NATIONAL PROPERTIES, LLC

By:	/s/ Andrew Lustgarten Name: Andrew Lustgarten Title: President

[Signature Page to NHL Transaction Agreement]